Exhibit 10.3
NEITHER THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE NOR ANY SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. NO SALE OR DISPOSITION HEREOF OR THEREOF MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT, AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE LENDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND COMPLIANCE, TO THE REASONABLE SATISFACTION OF THE COMPANY, WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.
Global Telecom & Technology, Inc.
Convertible Subordinated Promissory Note

$	November ___, 2007
     For value received, GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of                     or its registered assigns (hereinafter together with successors in title and assigns referred to as the “Lender”), the principal sum of                     Dollars ($                    ), together with interest from the date hereof on the principal amount outstanding from time to time, as specified below. This Note is one of a series of notes issued by the Company for up to an aggregate principal amount of $8,600,000 pursuant to substantially the same terms and conditions (the “2010 Notes”). Certain of the 2010 Notes have been issued in exchange and substitution for the amount remaining due under notes of the Company originally issued on October 16, 2006 and maturing on April 30, 2008, as amended (the “2008 Notes”) after the exchange for part of the balance due under such 2008 Notes for shares of the Company’s common stock (“Exchange Shares”). As to the holders of such 2010 Notes, acceptance of this Note shall constitute consent to the exchange and substitution of such holder’s 2008 Note.
     1. Interest. This Note shall bear interest at an annual rate of ten percent (10%). Interest shall be computed on the basis of the actual number of days elapsed.
     2. Due Date. Subject to the conversion and default provisions set forth herein, the principal amount of this Note together with accrued and unpaid interest (the sum of such principal and accrued and unpaid interest being hereinafter referred to as the “Amount Due”) shall be due on December 31, 2010 (the “Maturity Date”).
     3. Prepayment.
         (a) Voluntary Prepayment. Upon 30 day’s prior written notice, this Note may be prepaid, in whole or in part, prior to the Maturity Date, at the option of the Company, without penalty or additional fees; provided, however, any such prepayment shall be proportionately applied against all the 2010 Notes such that the prepayment against this Note shall bear the same ratio to the prepayments against all the 2010 Notes as the principal and interest then due under this Note bears to the principal and interest then due under all the 2010 Notes. In the event any prepayment is made against the principal due under the Company’s series of 6% $4.0 million promissory notes due on December 31, 2008 (“$4,000,000 Notes”), the Company, subject to the consent of the Lender, will make a prepayment against this Note. The same percentage of the outstanding principal prepaid against the $4,000,000 Notes will establish the aggregate amount of the prepayment to be made against the 2010 Notes. Of the amount so determined, the Lender shall be entitled to obtain a prepayment against this Note equal to the product of such amount and a fraction, the numerator of which is the principal balance due under this Note and the denominator of which shall be the then principal balances due under all the 2010 Notes. All principal amounts shall be determined as of the date of the prepayment against the $4,000,000 Notes. The Company shall provide the Lender with written notice of such prepayment within five Business Days (as hereafter defined) after the prepayment against the $4,000,000 is made and the prepayment against this Note shall be made 30 days from the date of such notice. A partial prepayment shall first be credited to the payment of accrued interest and the balance, if any, shall be credited to the then-outstanding principal amount hereunder.
     (b) Mandatory Prepayment. Upon the closing of a Change in Control (as defined below) this Note shall immediately become due and payable both as to principal and any accrued and unpaid interest. For purposes hereof, a “Change in Control” means (i) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction as a result of which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company’s (or the surviving entity’s) voting power immediately after such consolidation, merger, reorganization or transaction, or any individual person or entity or persons or entities acting in concert who are not stockholders as of the date of issuance of this Note obtains control of 50% or more of the voting power of the Company, or (ii) any sale of all or substantially all of the assets of the Company (except, in the case of clause (ii), for a transaction in which the Company transfers such assets to one or more affiliates of the Company and the Company and such affiliate(s) then are and remain jointly and severally liable under this Note).
     4. Conversion.
     (a) Optional Conversion. The principal due under this Note may be converted, in whole but not in part, at the option of Lender, into shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), at a price per share equal to $1.70 (the “Conversion Price”).
     (b) Mandatory Conversion. The principal due under this Note shall be converted, in whole but not in part, at the option of the Company, into shares of Common Stock at a price per share equal to the Conversion Price if the average closing price of the Common Stock is equal to or greater than $2.64 for 15 consecutive Business Days. For purposes hereof, a “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York are permitted or required to be closed.
     (c) Payment of Interest. Upon conversion of this Note, any interest due under this Note shall be paid in cash or shares of Common Stock, at the Company’s option, at a price per share equal to the closing price of the Common Stock on the Business Day immediately prior to such conversion.

     (d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of this Note, the Company shall pay to the Lender a cash adjustment in respect of such fractional share of Common Stock in an amount equal to the portion of the conversion price per share of Common Stock.
     (e) Conversion Shares. The shares of Common Stock issuable upon conversion of this Note, including any shares of Common Stock issued as payment for interest due under this Note, shall be referred to as the “Conversion Shares”. Upon the conversion of this Note, the Lender shall surrender this Note to the Company marked “paid in full” and, upon such surrender, the Company shall concurrently issue and deliver to the Lender a certificate evidencing the Conversion Shares.
     (f) Any conversion will be subject to the Company’s receipt of any regulatory approval if any such conversion would cause Lender to hold a percentage interest in the Company of at least ten percent (10%).
     5. Adjustment for Certain Events. So long as this Note shall be outstanding, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:
     (a) Adjustments for Certain Dividends, Distributions, Stock Splits, Etc. In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock or (ii) subdivide, combine or reclassify its outstanding shares of Common Stock into a greater or lesser number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted as of the record or effective date of such event by multiplying such Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately following such event and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto.
     (b) Adjustments to Conversion Price for Diluting Issues.
          (i) Special Definitions. For purposes of this Section 5(b), the following definitions shall apply:
          (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) or restricted stock, excluding options granted to or shares of restricted stock acquired by employees, directors, consultants or advisors of the Company pursuant to an option plan or other compensation arrangement adopted by the Company’s board of directors, and any shares issued upon exercise of such options (such excluded options and shares, the “Option Shares”).
          (B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

          (C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (including the sale of shares of Common Stock held as treasury stock and shares deemed to be issued pursuant to Section 5(b)(iii) below) by the Company after the Original Issue Date (as defined below), other than: (1) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities outstanding on the Original Issue Date; (2) shares of Common Stock issued or issuable as a dividend or distribution on any capital stock of the Company; (3) the Option Shares; (4) shares of Common Stock issued or issuable upon exercise of warrants or other securities issued or issuable to equipment lessors, banks or similar institutional credit financing sources, or to holders of Convertible Securities in respect of obtaining guaranties for such debt financing, or to third parties in connection with acquisitions or strategic alliances (including, without limitation, this Note), in each such case, if the issuance in question has obtained the consent of the Company’s board of directors; and (5) shares of Common Stock issued or issuable as a result of any stock split, subdivision, combination, reclassification, reorganization or merger for which an adjustment is provided in Section 5(a).
          (D) “Original Issue Date” shall mean the date of this Note.
          (ii) No Adjustment of Conversion Price. No adjustment to the Conversion Price shall be made pursuant to this Section 5(b) unless the consideration per share (determined pursuant to Section 5(b)(v) below) for an Additional Share of Common Stock issued or, pursuant to Section 5(b)(iii) below, deemed to be issued by the Company, is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.
          (iii) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:
          (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities and, upon the expiration without exercise of any such Option or the termination without exercise of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding; and

          (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided that no readjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(b)(iii)), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) computed using the following formula:

Adjusted Conversion Price = EP x	Q1 + (NP / EP)
Q2

Where:	Q1	=	the number of outstanding shares of Common Stock outstanding immediately prior to the issuance of the Additional Shares of Common Stock;
	Q2	=	the number of outstanding shares of Common Stock outstanding immediately after the issuance of the Additional Shares of Common Stock;
	NP	=	the aggregate net proceeds received by the Company as consideration for the issuance of such Additional Shares of Common Stock; and
	EP	=	the Conversion Price in effect immediately prior to the issuance of the Additional Shares of Common Stock.
          For the purpose of this Section 5(b)(iv), (i) all shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities (including Convertible Securities issuable upon exercise of Options) outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 5(b)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.
          (v) Determination of Consideration. For purposes of this Section 5(b), the net proceeds received by the Company as consideration for the issuance of Additional Shares of Common Stock shall be computed as follows:
          (A) Cash and Property. Such consideration shall:

          (1) insofar as it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale;
          (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Company’s board of directors; and
          (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Company’s board of directors.
          (B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(b)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
          (1) the total amount, if any, received or receivable by the Company as consideration for the grant or issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
          (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
     (c) Minimum Adjustment to Conversion Price. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustments which by reason of this Section 5(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.
     (d) Certificate as to Adjustment. Whenever the Conversion Price shall be adjusted as required by this Section 5, the Company shall forthwith file in the custody of its secretary or an assistant secretary at its principal office and with its stock transfer agent, an officer’s certificate showing the adjusted Conversion Price determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Lender, and the Company shall, forthwith after each such adjustment, mail, by certified mail, a copy of such certificate to the Lender.

     (e) Rounding. All calculations under this Section 5 shall be made to the nearest cent as the case may be.
     6. Covenants. Until this Note is repaid in full the Company shall not (A) declare or pay any dividends or make any distributions, whether of an income or capital nature of cash or assets (not including a dividend or distribution in Shares of Common Stock), (B) purchase, redeem or otherwise retire any shares of the Company’s capital stock, or (C) borrow any monies or issue any debt securities (other than pursuant to a Credit Facility (as defined in Section 8(a)) to any person unless the repayment of those borrowings and/or the security is subordinate to the terms of these Notes.
     7. Defaults.
     (a) Definitions. In the case of the happening of any of the following events (each of which is an “Event of Default”):
     (i) if a default occurs in the payment of any premium, principal of, interest on, or other obligation with respect to, any of the 2010 Notes, whether at the Maturity Date or upon acceleration thereof, and such default shall continue for more than ten days after written notice to the Company thereof from the Majority Lenders (as hereafter defined);
     (ii) the Company shall (A) discontinue its business, (B) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (C) admit in writing its inability to pay its debts as they mature, (D) make a general assignment for the benefit of creditors, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;
     (iii) there shall be filed against either the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within 60 days after it was filed;
     (iv) if the Company breaches any of the covenants set out in Section 6; or
     (v) if any other default occurs in the due observance or performance of any covenant or agreement on the part the Company to be observed or performed pursuant to the terms of this Note, and such default remains uncured for more than 30 days after written notice thereof from the Majority Lenders (as hereafter defined) to the Company;

     then, upon the occurrence of any Event of Default, and at any time thereafter during which such Event of Default shall be continuing, the Lender may (i) by written notice to the Company, declare the entire then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder to be forthwith due and payable (provided, however, that if an Event of Default specified in Sections 7(a)(ii) or 7(a)(iii) above shall occur, the then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder shall automatically become due and payable without the giving of any such notice); and (ii) proceed to enforce all other rights and remedies available to the Lender under applicable law.
     (b) Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing and acceleration of this Note shall have occurred, the Lender may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or in and of the exercise of any power granted hereby or by law. No right conferred upon the Lender by this Note shall be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise.
     8. Subordination.
     (a) Agreement to Subordinate. This Note shall be subordinated and subject in right of payment to the payment, in accordance with the terms of indebtedness or reimbursement obligations of the Company under a Credit Facility. For purposes hereof, a “Credit Facility” means a credit agreement with a bank or institutional lending institution for borrowing money up to the principal amount of $4.0 million. Nothing herein shall affect the relative rights of the Lender, nor shall anything herein or therein prevent the Lender of this Note from, subject to the subordination provisions herein, exercising all remedies otherwise permitted by applicable law upon an Event of Default subject to any security interest of the Senior Creditor against any of the Company’s assets.
     (b) Further Assurances. The Lender agrees to execute an agreement in such form as may be reasonably requested by the Senior Creditor subordinating the Note to the Credit Facility; provided, however, no such agreement shall require the Lender to defer the receipt of payment of the Amount Due after the Maturity Date.
     9. Registration of Conversion Shares. The Company shall use commercially reasonable efforts to (a) file with the Securities and Exchange Commission a registration statement covering the resale of the Conversion Shares and Exchange Shares (the “Registration Statement”), and (b) cause the Registration Statement to be declared effective by the Securities and Exchange Commission as soon as practicable thereafter. The Company shall bear all expenses in connection with the filing of the Registration Statement and the registration of the Conversion Shares and Exchange Shares pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisers to the Lender or underwriting discounts, brokerage fees and commissions incurred by the Lender in connection with the offering pursuant to the Registration Statement. The number of Conversion Shares and Exchange Shares for which registration will be requested from the Securities and Exchange Commission will be adjusted to take into consideration the then interpretation of Rule 415.

     10. No Set-Off. All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.
     11. Collection Expenses. The Company agrees to pay all expenses, including court costs and actual and reasonable attorneys’ fees, incurred in collecting this Note, in preserving or disposing of any collateral given as security for the payment of this Note or in defending or prosecuting any action relating to this Note.
     12. Waivers. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and all other notices in connection with this Note. No delay or extension on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver of any right on any one occasion shall not operate as a waiver of such right on any future occasion.
     13. General.
     (a) Transfers; Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective heirs, successors and assigns.
     (b) Amendments; Changes. Changes in or additions to this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Company and the holders of at least a majority of the aggregate amount of outstanding principal due under the 2010 Notes (“Majority Lenders”).
     (c) Replacement of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 13(c) shall be dated as of the date of this Note.
     (d) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the holder hereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

If to the Lender:

If to the Company:	Global Telecom & Technology, Inc.
8484 Westpark Drive
Suite 720
McLean, VA 22102
Attn: Chief Financial Officer
          (e) Enforceability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, then such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.
          (f) Governing Law. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Delaware (excluding the laws and rules of law applicable to conflicts or choice of law).
[signatures on following page]

     IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

GLOBAL TELECOM & TECHNOLOGY, INC.

Name: Kevin Welch
Title: Chief Financial Officer
[Signature Page to Convertible Subordinated Promissory Note]